Exhibit 10.52

IBERIABANK CORPORATION

RESTRICTED SHARE UNIT AGREEMENT

(Performance Shares)

This Restricted Share Unit Agreement (“Agreement”) is entered into as of                 , 20     (the “Grant Date”), between IBERIABANK Corporation (“IBKC” or the “Company”) and                                           (the “Award Recipient”).

WHEREAS, under the                      Stock Incentive Plan (the “Plan”), the Compensation Committee of the IBKC Board of Directors (the “Committee”) may, among other things, award restricted share units payable in Shares of common stock of IBKC (the “Common Stock”) that vest based upon the level of achievement of one or more performance measures (“RSUs”) to key employees of IBKC or one of its subsidiaries (collectively, the “Company”).

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Conditional Award of RSUs

Upon the terms and conditions of the Plan and this Agreement, the Company hereby awards to the Award Recipient a total of                      RSUs (the “Target Award”) that vest based upon satisfaction of the conditions set forth herein. Each RSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.

2. Award Restrictions and Vesting Conditions

2.1 The RSUs shall vest and the restrictions herein shall lapse at the time specified in Section 2.3 based upon the Award Recipient’s continued employment and the Committee’s assessment of the Company’s level of achievement of the performance criteria set forth on Appendix A hereto.

2.2 Following the end of the applicable period from January 1, 20     through December 31, 20     (the “Performance Period”), but prior to March 1st of the year following the end of the Performance Period, the Committee shall evaluate the Company’s level of achievement of each of the performance measures against the predetermined goals established for each measure. Based on that evaluation, the Committee shall determine the percentage of the Target Award that will vest, which will be between 0% and 200% of the Target Award (such amount referred to herein as the “Vested RSUs”). Any remaining unvested RSUs shall be immediately forfeited.

2.3 Payout of the Vested RSUs shall be made effective on March 1st of the year following the end of the Performance Period (the “Payment Date”) as set forth in Section 5.

3. Reinvestment of Dividend Equivalents

3.1 IBKC shall establish a RSU Account with respect to each Award Recipient. Credits to the RSU Account shall be made to reflect the grant of RSUs.

3.2 From and after the Grant Date of a RSU until the issuance of a share of Common Stock in respect thereto, the Award Recipient shall receive a Dividend Equivalent for each unvested RSU.

3.3. Dividend Equivalents will be deemed to be reinvested in additional RSUs that will vest or be forfeited on the same date and at the same percentage as the underlying RSUs. The number of RSUs acquired with a Dividend Equivalent shall be determined by dividing the aggregate of Dividend Equivalents paid on the unvested RSUs by the closing price of a share of Common Stock on the dividend payment date.

3.4 For purposes of this Agreement, “Dividend Equivalent” means, with respect to RSUs credited to a particular Award Recipient, a dollar amount equal to the cash dividend that the Award Recipient would have been entitled to receive if the Award Recipient had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of RSUs then properly credited to the RSU Account of the Award Recipient.

4. Additional Restrictions on RSUs

4.1 The RSUs are not actual shares of Common Stock and do not entitle the Award Recipient to any incidents of ownership (including, without limitation, dividend and voting rights) in any shares of Common Stock until such shares of Common Stock are issued. In addition to the conditions and restrictions provided in the Plan, neither the RSUs, the right to accrue dividend equivalents thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily.

4.2 (a) Unless otherwise determined by the Committee, the Award Recipient shall forfeit his or her unvested RSUs upon the termination of his or her Continuous Service to the Company during the Performance Period for any reason, except as provided below in the case of death or Disability.

(b) If the Award Recipient dies during the Performance Period while employed by the Company, the Award Recipient shall forfeit as of the date of death a percentage of the Target Award determined by multiplying the Target Award by a fraction, the numerator of which is the number of full months following the date of death to the end of the Performance Period and the denominator of which is thirty-six (36). Any percentage of the Target Award that is not forfeited shall vest and the shares of Common Stock applicable to such vested RSUs, including any additional RSUs earned as a result of the reinvestment of dividend equivalents as set forth in Section 3, shall be issued as soon as practicable thereafter, but no later than 60 days following the date of death.

(c) If the Award Recipient’s Continuous Service to the Company terminates as a result of Disability (such termination date being the “Date of Termination”), the Award Recipient shall forfeit as of the Date of Termination a percentage of the Target Award determined by multiplying the Target Award by a fraction, the numerator of which is the number of full months following the Date of Termination to the end of the Performance Period and the denominator of which is thirty-six (36). The Committee shall determine the number of RSUs forfeited from the Target Award and the amount to be paid to the Award Recipient shall be determined by the Committee in accordance with Section 2 based on the level of achievement of the performance measures, and shall be paid out at the time set forth in Section 2.3.

4.3 In the event of a Change in Control of IBKC, all restrictions on the RSUs representing the Target Award shall lapse as of the Change in Control. Payout of the vested RSUs following the Change in Control shall be made to the Award Recipient no later than 30 days following the Change in Control. Notwithstanding the foregoing, if the Change in Control does not qualify as a “change in control event” under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 2.3.

5. Issuance of Shares of Common Stock

Effective on the Payment Date, but no later than 30 days thereafter, or such earlier date as set forth in Section 4.2, IBKC shall issue the Shares of Common Stock underlying the Vested RSUs, including any additional RSUs earned as a result of the reinvestment of Dividend Equivalents as set forth in Section 3, either through book entry issuances or delivery of a stock certificate, in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of Shares under Section 6 below. Provided that on the Payment Date, if a fraction of a share would vest, the fraction of a share shall be rounded to the nearest whole share, which share shall vest in lieu thereof. Upon receipt of any such Shares, the Award Recipient is free to hold or dispose of such Shares, subject to (i) applicable securities laws and (ii) IBKC’s policy statement on insider trading then in effect.

6. Tax Matters

6.1 IBKC shall have the right to withhold from any payments or stock issuances under the Plan, or to collect as a condition of payment, any taxes required by law to be withheld. By accepting this Award Agreement, the Award Recipient agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that IBKC shall not have any obligation whatsoever to pay such taxes.

6.2 At the time that all or any portion of the RSUs vest and the Shares of Common Stock are issued, the Award Recipient must deliver to IBKC the amount of income tax withholding required by law. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by electing (the “Election”) to have IBKC withhold from the Shares the Award Recipient otherwise would receive Shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the Shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award that the right to make Elections shall not apply to such Award, except that if the Award Recipient is an Executive Officer or is otherwise subject to Section 16 of the Securities Exchange Act of 1934, the Award Recipient’s right to handle the payment of withholding taxes may not be revoked by the Committee.

6.3 The Award Recipient understands that the Award Recipient (and not the Company) shall be responsible for the Award Recipient’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.4 It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting of any RSUs shall be permitted unless permitted under Section 409A.

7. Additional Conditions

Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any document) of the Shares of Common Stock issued or issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares of Common Stock pursuant hereto, or the removal or any restrictions imposed on such Shares, such Shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.

8. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

10. Inconsistent Provisions

The RSUs covered hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

11. Treatment upon Death

The Award Recipient may elect to designate a beneficiary to receive the RSUs that vest in the event of his or her death. In the absence of such a designation, upon the Award Recipient’s death, any such interest will be transferred as provided in the Award Recipient’s will or according to the applicable laws of descent and distribution.

12. Notices

Any notice or communication required or permitted by any provision of this Agreement to be given to the Award Recipient shall be in writing or by electronic means as set forth in Section 17 and, if in writing, shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Award Recipient at the last address that the Company had for the Award Recipient on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed, or electronically delivered.

13. Modifications

This Agreement may be modified or amended at any time, provided that Award Recipient must consent in writing or by electronic means to any modification that adversely alters or impairs any rights or obligations under this Agreement.

14. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

15. Severability

Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

16. Governing Law

The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

17. Electronic Delivery; Acceptance of Agreement

17.1 IBKC may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by IBKC or a third party designated by IBKC.

17.2 The Award Recipient must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this RSU award is subject to cancellation.

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By clicking the “Accept” button, the Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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